Exhibit 99.1

NEWS RELEASE

Contact: Bob Cardon, Dynatronics Corporation
           800-874-6251 or 801-568-7000

DYNATRONICS ANNOUNCES APPOINTMENT OF
ERIN ENRIGHT AND BRIAN LARKIN TO ITS BOARD OF DIRECTORS

COTTONWOOD HEIGHTS, UT (July 8, 2015) - Dynatronics Corporation (NASDAQ: DYNT), a manufacturer and marketer of rehabilitation and physical therapy products, announced today the appointments of Erin Enright and Brian Larkin to its board of directors.  This expansion of the board of directors was contemplated as part of the recent investment in Dynatronics led by Prettybrook Partners that closed on June 30, 2015.

“We welcome Erin and Brian as new members of our board and appreciate their willingness to serve,” said Kelvyn Cullimore Jr., Dynatronics’ chairman and CEO. “Their depth of experience in the healthcare industry and many years of proven leadership bring important expertise to help us transform Dynatronics and take full advantage of the partnership with Prettybrook and its affiliates.”

Erin Enright has held numerous positions in the healthcare industry over her career, including CEO of Lee Medical, a privately held medical device company, CFO of InfuSystem Holdings Inc. (NYSE Market: INFU), managing partner of Prettybrook Partners, LLC, and a former board member of Biolase, Inc. (NASDAQ: BIOL). Previously, she was a managing director in the equity capital markets group at Citibank, where she worked for over a decade. She received her A.B. degree from Princeton University and J.D. degree from the University of Chicago.

Since May 2015, Mr. Larkin has been the Senior Vice President and General Manager for the Regenerative Medicine business at Acelity L.P., Inc.  Prior to joining Acelity, Mr. Larkin was Corporate Vice President of Integra Lifesciences Holdings Corporation and President — Global Spine and Orthobiologics, and Head of Strategic Development of Integra. Mr. Larkin has over 24 years of sales, marketing, and executive management experience in the medical technology industry. Prior to joining Integra, he was the National Sales Manager for Connell Neurosurgical. Mr. Larkin received a B.S. degree in Chemistry from the University of Richmond, and completed the Advanced Management Program at Harvard Business School.

“We look forward to working with Erin and Brian and express our gratitude for the contributions they will make to benefit the shareholders of Dynatronics,” added Cullimore.

About Dynatronics

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports.